Exhibit 10(v)

January 29, 2004

George H. Pain. Esquire

38 Old Rock Lane

West Norwalk, CT 06850

Dear George:

This letter agreement (“Agreement”) summarizes the terms of our agreement and understanding regarding your employment with Olin following the Voluntary Employment Separation Program announced November 11, 2003 (“VSP”) and in anticipation of a possible move of the Company’s corporate headquarters. In consideration for the mutual promises and undertakings set forth herein, we have agreed as follows:

1.   Participation in the VSP.   Olin will accept your request to participate in the VSP, and you will be provided separate notice of such acceptance. As stated under the terms of the VSP, your Executive Agreement dated November 2, 2002 shall remain in full force and effect except to the extent specifically agreed under the VSP documentation. Among other things, you understand that the VSP requires that you execute the VSP Separation Agreement and Release upon your separation from employment.

2.   VSP Employment Separation Date.   Under the VSP, Olin is entitled to set your separation date. We have agreed that Olin will establish your separation date under the VSP as July 1, 2005, but that your employment may be extended beyond that date by mutual agreement. If prior to July 1, 2005, you provide written notice to Olin of your decision to resign from Olin (“Notice”), you shall be entitled to all of the benefits under the VSP (based on your then-existing base salary, bonus standard and LTIP grants), but only if you provide at least six (6) months advance Notice of the date of your separation and only if the date of separation is on or after January 1, 2005. We have agreed that if you do not provide at least six (6) months advance Notice or if you separate from employment with Olin on a date prior to January 1, 2005, you shall not be entitled to benefits under the VSP. We also have agreed that if you do not provide Notice by July 1, 2005, the VSP then shall no longer be applicable to you, and you shall not be entitled to any benefits under the VSP when you separate from employment.

3.   Dual Residency and Weekend Commuting Expenses.   Until the earlier of (a) December 31, 2006, (b) the date that you move your family to the location of the new Olin corporate headquarters, or (c) the date of your separation from employment from Olin, Olin agrees to pay and/or reimburse you for:

A. The reasonable cost of housing at the new location of the Olin corporate headquarters, including association fees, mortgage payments, taxes, routine maintenance, weekly cleaning and utilities, up to a maximum of $4500.00 per month.

B. The reasonable cost of commuting between Norwalk and the new location of the Olin corporate headquarters, which shall include the reasonable costs associated with your commuting travel as well as your spouse’s travel to the city of the new Olin corporate headquarters.

To the extent these payments or reimbursements are deemed to be taxable income under federal, state or local laws and rules, Olin will pay the federal, state and/or local income taxes and other payroll taxes owed on the payment or reimbursement amounts (including the tax payments made by Olin on your behalf).

4.   Commuting Flexibility.   Olin agrees that you will have reasonable flexibility in on-site working hours, especially on Fridays and Mondays, to accommodate the weekend commuting. Nevertheless, it is expected that the commuting will not have an impact on your ability to carry out your job duties and responsibilities. It is agreed that you will continue to work a full work week, whether it be at the new location, old location or when traveling.

5.   Personal Move to the New Olin Corporate Headquarters Location.   Notwithstanding anything that might be construed to the contrary in the VSP documents, Olin agrees to provide you with the standard executive relocation package if and when you move to the new location, provided you do so prior to January 31, 2007.

6.   Executive Agreement Remains in Effect.   Except as specifically provided herein or as set forth in the VSP documentation, your Executive Agreement dated November 2, 2002 shall remain in full force and effect. It is specifically agreed that the provisions of your Executive Agreement relating to Governing Law (Paragraph 9) and Disputes/Arbitration (Paragraph 15) shall be applicable under this Agreement and are hereby incorporated by reference.

7.   No Effect on Compensation.   Except as specifically provided herein, this Agreement shall have no effect on your compensation, including the amount or frequency of increases in base salary, bonus standard and LTIP standard and any award thereunder.

8.   No Employment Right.   Nothing in this Agreement is intended or should be construed to provide you with any right to continued employment with Olin.

Very Truly Yours,

OLIN CORPORATION

/S/ JOSEPH D. RUPP

Joseph D. Rupp

President and Chief Executive Officer

Agreed:

/S/ GEORGE H. PAIN

George H. Pain